Exhibit 4.3

Execution Copy

SECOND SUPPLEMENTAL INDENTURE

dated as of March 2, 2007

to that certain

INDENTURE dated as of January 12, 1999

between

VALASSIS COMMUNICATIONS, INC.

as Issuer,

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

relating to the Issuer’s

6 5/8% Senior Notes Due 2009

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of March 2, 2007 (this “Supplement”), is entered into between Valassis Communications, Inc., a Delaware corporation (the “Company”), having its principal office at 19975 Victor Parkway, Livonia, Michigan 48152, and The Bank of New York Trust Company, N.A., a national banking association, as Trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as hereinafter defined).

WITNESSETH

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of January 12, 1999, between the Company and the Trustee (the “Indenture”) pursuant to which the Company has issued Senior Notes due 2009 (the “Notes”);

WHEREAS, as of even date herewith, the Company has entered into a Credit Agreement, among the Company, various lenders party thereto from time to time, Bank of America, N.A., as syndication agent, certain financial institutions as co-documentation agents, Bear Stearns Corporate Lending Inc., as administrative agent and collateral agent, Bear Stearns & Co. Inc. and Bank of America Securities LLC, as joint lead arrangers, and Bear Stearns & Co. Inc. and Bank of America Securities LLC, as joint bookrunners (as the same may be amended, supplemented or modified from time to time, called the “Credit Agreement”);

WHEREAS, the Credit Agreement requires that the Company’s obligations under the Credit Agreement and related documents be secured by certain assets of the Company and its Subsidiaries;

WHEREAS, in accordance with Section 1008 of the Indenture, Company desires to secure the Notes on a pari passu basis with such secured Indebtedness;

WHEREAS, the Company, the Collateral Agent, and the Subsidiary Grantors (as defined below), have executed and delivered to the Trustee or the Collateral Agent, as applicable, the Security Documents (as defined below) necessary to secure the Notes;

WHEREAS, Section 901(f) of the Indenture authorizes the Company and the Trustee, without the consent of any Holder, to amend the Indenture for the purpose of securing the Notes;

WHEREAS, the Company, by appropriate corporate action, has determined to supplement the Indenture in the manner described below, and all acts or proceedings necessary to authorize and constitute this Supplement a valid and binding agreement in accordance with the terms hereof, have been done and taken; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplement and the Guarantee, Security and Collateral Agency Agreement.

NOW, THEREFORE, the Company and the Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the equal and proportionate benefit of all Holders, hereby join in the execution and delivery of this Supplement in order to supplement the Indenture as follows:

ARTICLE I

AMENDMENT

Section 1.1 Article I (Definitions) of the Indenture is hereby amended to add the following definitions in alphabetical order:

“Administrative Agent” means Bear Stearns Corporate Lending Inc., as the administrative agent for the lenders that are party to the Credit Agreement from time to time or such other Person that becomes administrative agent pursuant to the terms of the Credit Agreement.

“Collateral” means all property of the Company and the Subsidiary Grantors, now owned or hereafter acquired, upon which a Lien is purported to be created by any of the Security Documents.

“Collateral Agent” means Bear Stearns Corporate Lending Inc., as collateral agent for the Secured Parties or such other Person that becomes collateral agent for the Secured Parties pursuant to the terms of the Guarantee, Security and Collateral Agency Agreement.

“Credit Agreement” means that certain Credit Agreement, dated as of March 2, 2007, by and among Company, Bank of America, N.A., certain financial institutions as co-documentation agents, Bear Stearns Corporate Lending Inc., as administrative agent and collateral agent, Bear Stearns & Co. Inc. and Bank of America Securities LLC, as joint lead arrangers, and Bear Stearns & Co. Inc. and Bank of America Securities LLC, as joint bookrunners, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Guarantee, Security and Collateral Agency Agreement” means the Guarantee, Security and Collateral Agency Agreement, dated as of March 2, 2007, by and among the Collateral Agent, the Company, and the Subsidiary Grantors and acknowledged and agreed to by Bear Stearns Corporate Lending Inc., as administrative agent for the lenders to the Credit Agreement, the Trustee, on behalf of the Holders, and BNY Midwest Trust Company, as trustee for the holders of the Company’s Senior Convertible Notes, substantially in the form attached hereto as Exhibit E.

“Mortgages” means each of the mortgages and deeds of trust made by the Company or any of the Subsidiary Grantors in favor of, or for the benefit of, the Collateral Agent on behalf of the Secured Parties, in form and substance reasonably acceptable to the Collateral Agent.

“Secured Parties” has the meaning set forth in the Guarantee, Security and Collateral Agency Agreement.

“Security Documents” means collectively the Guarantee, Security and Collateral Agency Agreement, the Mortgages and all other security documents executed and delivered on or after the Closing Date (as defined in the Credit Agreement) in respect of the granting of a Lien on any property of the Company or the Subsidiary Grantors to secure the obligations and liabilities of the Company under this Indenture or the Notes.

“Subsidiary Grantors” means each U.S. Subsidiary that is or becomes a party to the Guarantee, Security and Collateral Agency Agreement on or after the Closing Date (as defined in the Credit Agreement).

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States or any political subdivision or territory thereof.

Section 1.2 Article Thirteen (Security Arrangements) of the Indenture is hereby created, and Section 1301 shall read as follows:

“Section 1301. On the terms and subject to the conditions set forth in the Security Documents, the payment and performance of the obligations of the Company under this Indenture and the Notes issued hereunder are secured by the Collateral and have the benefit of the Security Documents executed by the Company and each Subsidiary Grantor. The Collateral has been pledged to the Collateral Agent on the terms and subject to the conditions set forth in the Security Documents for the equal and ratable benefit of the Secured Parties. In addition to all other rights and remedies available to the Trustee and the Holders under the Indenture or at law or in equity, subject to the terms and provisions of the Guarantee, Security and Collateral Agency Agreement, the Trustee, on its own behalf and for the benefit of the Holders, and/or the Holders of at least 25% in Principal Amount at Maturity of the Outstanding Notes are authorized to enforce the Security Documents pursuant to their respective terms and provisions.”

ARTICLE II

ACKNOWLEDGEMENT OF THE TRUSTEE

Section 2.1 Trustee Acknowledgment. The Company hereby requests that the Trustee execute and deliver (a) this Supplement and the Guarantee, Security and Collateral Agency Agreement, and (b) accept and agree to the Security Documents for the benefit and on behalf of itself and the Holders. The Trustee acknowledges receipt of (i) counterparts of the Guarantee, Security and Collateral Agency Agreement executed by all parties thereto and (ii) the resolutions of the board of directors (or equivalent governing body) of the Company and each of the Subsidiary Grantors, as certified by the Secretary or Assistant Secretary of the Company and each of the Subsidiary Grantors, respectively.

ARTICLE III

MISCELLANEOUS

Section 3.1 Effectiveness and Effect.

Upon execution hereof by the Company and the Trustee, this Supplement shall become effective. The provisions set forth in this Supplement shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplement. The Indenture shall remain in full force and effect as modified by this Supplement.

Section 3.2 Counterparts.

This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 3.3 Governing Law.

This Supplement shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York.

Section 3.4 Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Supplement. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Barry P. Hoffman
Name:	Barry P. Hoffman
Title:	Executive Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Roxane Ellwanger
Name:	Roxane Ellwanger
Title:	Assistant Vice President

EXHIBIT E

GUARANTEE, SECURITY AND COLLATERAL AGENCY AGREEMENT